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CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Tekmira Pharmaceuticals Corporation

We consent to the incorporation by reference in the registration statement (no. 333-169311) on Form F-10 of Tekmira Pharmaceuticals Corporation of our report dated March 30, 2011, except for notes 14 (b) and (c), which are as of June 3, 2011 with respect to the consolidated balance sheets of Tekmira Pharmaceuticals Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of Tekmira Pharmaceuticals Corporation.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

June 3, 2011